Exhibit 99.1

For more information, contact:
E.R. “Skip” Autry
Chief Financial Officer
TriMas Corporation
(248) 631-5496

MEDIA RELEASE

TRIMAS CORPORATION REPORTS IMPROVED SECOND QUARTER RESULTS

BLOOMFIELD HILLS, MICH. – August 11, 2006 – TriMas Corporation today announced its financial results for the three months ended June 30, 2006. TriMas reported sales of $279.6 million, operating profit of $31.5 million and income from continuing operations of $6.9 million, or $0.33 per share on a fully-diluted basis for the three months ended June 30, 2006, compared to the prior year second quarter sales of $269.6 million, operating profit of $29.2 million and income from continuing operations of $4.9 million, or $0.24 per share on a fully-diluted basis.

Second Quarter Highlights

“In second quarter, we saw continued solid year-over-year growth in sales and an even greater improvement in earnings performance as our profit improvement initiatives continued, and we benefited from economic expansion in key market segments,” said Grant Beard, TriMas’ President and Chief Executive Officer. “The benefits of being a diversified industrial products company were evident as our businesses within Packaging Systems, Energy Products and Recreational Accessories enjoyed particularly strong earnings results.”

“While sales within Recreational Accessories declined and were essentially flat within RV & Trailer Products compared to the year ago period, our profitability continued to improve as a result of sourcing and other cost reduction initiatives implemented in the second half of 2005,” Beard further commented. “While the economic outlook for the majority of our companies remains positive, we are watching end market demand within our Recreational Accessories and RV & Trailer Products businesses closely, given fuel prices and the current interest rate environment.”

“We were also pleased,” Beard commented, “with the successful refinancing of our existing $410.0 million senior secured credit facilities, which closed in early August. The new credit facilities, will reduce the Company’s borrowing costs, substantially increase our liquidity and operational flexibility going forward. Both Moody’s and S&P upgraded their ratings of our new senior secured credit facilities to B1 and B+, respectively, with a ratings outlook of stable.”

“Our priorities within TriMas remain clear - to continue to drive earnings performance and free cash flow in order to reduce debt and further improve our balance sheet,” Beard said.

Results of Continuing Operations

•                  The Company’s 2006 second quarter net sales increased 3.7% to $279.6 million, from $269.6 million for the three months ended June 30, 2005, as three of the Company’s five business segments reported year-over-year revenue growth. Notably, net sales increased 8.0% at Packaging Systems, 23.6% at Energy Products and 2.2% within Industrial Specialties. Net sales reported for RV & Trailer Products were approximately flat compared with the year ago period while Recreational Accessories reported a decrease in net sales of 1.8% when compared to the second quarter a year ago.

•                  Operating profit improved 7.9% or $2.3 million as compared to the same period a year ago and reflected strong earnings performance in three of the Company’s five business segments. Material margins improved compared to the year ago period primarily as a result of sourcing initiatives and moderating raw material costs. Operating profit margin as a percent of sales improved to 11.3% in second quarter 2006 compared to 10.8% for the same period a year ago.

•                  Expenses related to plant consolidation and restructuring activities were $0.3 million and $1.3 million, in the three months ended June 30, 2006 and 2005, respectively as the Company has essentially completed its major restructuring and integration activities.

•                  The Company reported net income from continuing operations of $6.9 million, or $0.33 per share on a fully-diluted basis in the quarter ended June 30, 2006, compared to net income from continuing operations of $4.9 million or $0.24 per share on a fully-diluted basis in the second quarter 2005. This represented an increase of 40.8% in income from continuing operations compared to the year ago period.

Results of Discontinued Operations

•                  In second quarter 2006, the Company disposed of its asphalt-coated paper business which was part of our Packaging Systems segment. The loss on sale was $1.7 million, net of related tax benefits of $1.4 million, and is reported as part of discontinued operations.

•                  Sales from discontinued operations were $25.1 million in each of the quarters ended June 30, 2006 and 2005. The loss from discontinued operations, net of tax benefits, increased to $4.0 million in the quarter ended June 30, 2006 from $0.9 million in the quarter ended June 30, 2005, due to costs associated with the closure of our steel processing facility and the aforementioned loss on disposal of our asphalt-coated paper business.

Second Quarter Financial Summary

	For the Quarter Ended June 30,
(unaudited - in millions, except per share amounts)	2006	2005	% Change

Sales	$279.6	$269.6	3.7%
Operating profit	31.5	29.2	7.9%
Income from continuing operations	6.9	4.9	40.8%
Loss from discontinued operations, net of tax benefit	(4.0)	(0.9)	344.4%
Net income	$2.9	$4.0	(27.5%)

Earnings (loss) per share - basic
- Continuing operations	$0.34	$0.24	41.7%
- Discontinued operations	(0.20)	(0.04)	400.0%
- Net income	$0.14	$0.20	(30.0%)

Earnings (loss) per share - diluted
- Continuing operations	$0.33	$0.24	37.5%
- Discontinued operations	(0.19)	(0.04)	375.0%
- Net income	$0.14	$0.20	(30.0%)

Other Data - Continuing Operations:
- Depreciation and amortization	$9.7	$9.6	1.0%
- Interest expense	$20.0	$18.7	7.0%
- Other expense, net	$1.1	$2.8	(60.7%)
- Income tax expense	$3.5	$2.8	25.0%

Segment Results

Packaging Systems

Net sales increased $4.0 million, or 8.0% to $53.9 million in second quarter 2006 from $49.9 million in the year ago period. Packaging Systems had sales increases of 6.4% for industrial closure products, 21.7% for specialty consumer dispensing product applications and 4.5% for specialty tapes, laminates and insulation products. Operating profit increased 8.6% to $10.1 million during second quarter 2006 from $9.3 million in second quarter 2005, as this segment benefited primarily from higher sales volumes in the current year’s quarter.

Energy Products

Net sales increased $7.4 million or 23.6% to $38.7 million in the quarter ended June 30, 2006 compared to $31.3 million in the year ago period, as this segment benefited from continued favorable market conditions for oil and gas producers in the United States and Canada, market share gains due to expanded parts offerings and higher turnaround activity at petrochemical refineries. Operating profit improved $2.0 million or 57.1% to $5.5 million in the quarter ended June 30, 2006 from $3.5 million in the year ago period due to improved material margins, better absorption of fixed overhead costs and lower selling costs in relation to sales due to the relatively fixed cost nature of this segment’s distribution network.

Industrial Specialties

Net sales increased $1.0 million or 2.2% to $47.1 million in the quarter ended June 30, 2006, from $46.1 million in the year ago period as four of this segment’s five businesses continued to experience increased, albeit moderating, demand driven by new products, market share gains and economic expansion. Notably, sales increased 7.9% in our aerospace fastener business, 11.4% in our precision tooling business and 6.3% in our industrial cylinder business. Operating profit in the second quarter 2006 decreased slightly to $9.9 million from $10.2 million a year ago due principally to the impact of increased variable manufacturing spending and employee compensation and benefit costs.

RV & Trailer Products

Net sales were approximately flat at $51.5 million for the quarter ended June 30, 2006 compared to $52.3 million in the year ago period. Increased sales to the marine, RV distribution, specialty retail and OE automotive market sectors, were more than offset by lower sales to the agricultural/industrial and horse/livestock markets due to soft market demand and increased foreign competition. Operating profit decreased slightly from $6.8 million in second quarter 2005 to $6.4 million in the current year as cost savings initiatives approximately offset increased employee compensation and benefits costs.

Recreational Accessories

Net sales decreased $1.6 million or 1.8% to $88.4 million in the quarter ended June 30, 2006 compared to $90.0 million in the year ago period due primarily to reduced sales activity in our towing products business. However, operating profit increased $2.8 million or 75.7% to $6.5 million in first quarter 2006 from $3.7 million in the year ago period as a result of improved material margins due to sourcing initiatives and lower variable and fixed overhead spending as a result of cost reduction actions implemented in the second half of 2005, offset in part by higher sales promotion expense to support retail channel sales activity.

Financial Position

TriMas ended the second quarter with total assets of $1,444.4 million, debt of $721.5 million and $52.0 million outstanding under its receivables securitization facility. Net cash provided by operating activities for the six months ended June 30, 2006, was $17.3 million, compared to $14.2 million in the year ago period.

Other Matters

On August 3, 2006, the Company announced it had filed a registration statement on Form S-1 with the Securities and Exchange Commission for a proposed initial public offering of shares of its common stock.

Conference Call

TriMas will broadcast its second quarter earnings conference call on Friday, August 11, 2006 at 10:00 a.m. EDT. President and Chief Executive Officer Grant Beard and Chief Financial Officer E.R. “Skip” Autry will discuss the Company’s recent financial performance and respond to questions from the investment community.

To participate by phone, please dial: (888) 675-7686. Callers should ask to be connected to the TriMas second quarter conference call (reservation number 950218). If you are unable to participate during the live teleconference, a replay of the conference call will be available beginning August 11th at 2:00 p.m. EDT through August 18th at 11:59 p.m. EDT. To access the replay, please dial:  (866) 837-8032, access code 950218#.

Cautionary Notice Regarding Forward-Looking Statements

This release contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

TriMas Corporation
Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$1,400	$3,730
Receivables, net	104,680	89,960
Inventories	157,940	148,450
Deferred income taxes	20,120	20,120
Prepaid expenses and other current assets	7,450	7,050
Assets of discontinued operations held for sale	43,290	46,730
Total current assets	334,880	316,040
Property and equipment, net	164,130	164,250
Goodwill	650,650	644,780
Other intangibles, net	249,050	255,220
Other assets	45,700	48,220
Total assets	$1,444,410	$1,428,510

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$7,780	$13,820
Accounts payable	114,230	111,250
Accrued liabilities	72,980	62,800
Due to Metaldyne	4,910	4,850
Liabilities of discontinued operations	33,290	38,410
Total current liabilities	233,190	231,130
Long-term debt	713,690	713,860
Deferred income taxes	95,680	95,980
Other long-term liabilities	34,410	34,760
Due to Metaldyne	3,480	3,480
Total liabilities	1,080,450	1,079,210
Preferred stock, $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 20,010,000 shares	200	200
Paid-in capital	397,810	396,980
Retained deficit	(79,470)	(86,310)
Accumulated other comprehensive income	45,420	38,430
Total shareholders’ equity	363,960	349,300
Total liabilities and shareholders’ equity	$1,444,410	$1,428,510

TriMas Corporation
Consolidated Statement of Operations
(Unaudited — dollars in thousands, except for per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$279,640	$269,580	$552,670	$529,550
Cost of sales	(204,580)	(201,000)	(404,270)	(395,970)
Gross profit	75,060	68,580	148,400	133,580
Selling, general and administrative expenses	(43,610)	(39,000)	(87,490)	(79,130)
Gain (loss) on dispositions of property and equipment	80	(380)	(100)	(210)
Operating profit	31,530	29,200	60,810	54,240
Other expense, net:
Interest expense	(20,030)	(18,710)	(39,950)	(36,950)
Other, net	(1,140)	(2,760)	(1,920)	(3,850)
Other expense, net	(21,170)	(21,470)	(41,870)	(40,800)

Income from continuing operations before income tax expense	10,360	7,730	18,940	13,440
Income tax expense	(3,470)	(2,830)	(6,730)	(4,930)
Income from continuing operations	6,890	4,900	12,210	8,510
Loss from discontinued operations, net of income tax benefit	(4,030)	(850)	(5,370)	(1,950)
Net income	$2,860	$4,050	$6,840	$6,560

Earnings (loss) per share - basic:
Continuing operations	$0.34	$0.24	$0.61	$0.43
Discontinued operations, net of income tax benefit	(0.20)	(0.04)	(0.27)	(0.10)
Net income per share	$0.14	$0.20	$0.34	$0.33

Weighted average common shares - basic	20,010,000	20,010,000	20,010,000	20,010,000

Earnings (loss) per share - diluted:
Continuing operations	$0.33	$0.24	$0.59	$0.41
Discontinued operations, net of income tax benefit	(0.19)	(0.04)	(0.26)	(0.09)
Net income per share	$0.14	$0.20	$0.33	$0.32
Weighted average common shares - diluted	20,760,000	20,760,000	20,760,000	20,760,000

TriMas Corporation
Consolidated Statement of Cash Flows
(Unaudited — dollars in thousands)

	Six Months Ended June 30,
	2006	2005
Cash Flows from Operating Activities:
Net income	$6,840	$6,560
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on dispositions of property and equipment	3,130	130
Depreciation and amortization	18,950	21,020
Amortization of debt issue costs	2,710	2,470
Non-cash compensation expense	830	160
Net proceeds from sale of receivables and receivables securitization	18,100	24,440
Payment to Metaldyne to fund contractual liabilities	—	(330)
Increase in receivables	(31,810)	(47,040)
(Increase) decrease in inventories	(7,070)	8,810
(Increase) decrease in prepaid expenses and other assets	(160)	990
Increase (decrease) in accounts payable and accrued liabilities	6,220	(2,530)
Other, net	(400)	(460)
Net cash provided by operating activities	17,340	14,220
Cash Flows from Investing Activities:
Capital expenditures	(14,310)	(9,410)
Proceeds from sales of fixed assets	930	2,320
Net cash used for investing activities	(13,380)	(7,090)
Cash Flows from Financing Activities:
Repayments of borrowings on senior credit facilities	(1,360)	(1,440)
Proceeds from borrowings on revolving credit facilities	375,990	516,280
Repayments of borrowings on revolving credit facilities	(380,920)	(521,100)
Payments on notes payable	—	(100)
Net cash used for financing activities	(6,290)	(6,360)
Cash and Cash Equivalents:
Increase (decrease) for the period	(2,330)	770
At beginning of period	3,730	3,090
At end of period	$1,400	$3,860
Supplemental disclosure of cash flow information:
Cash paid for interest	$28,640	$33,760
Cash paid for taxes	$6,730	$5,750

TriMas Corporation

Company and Business Segment Financial Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(unaudited - dollars in thousands)	2006	2005	2006	2005
Packaging Systems
Net sales	$53,940	$49,870	$105,040	$97,070
Operating profit	$10,140	$9,300	$18,660	$16,740
Operating profit as a % of sales	18.8%	18.6%	17.8%	17.2%

Energy Products
Net sales	$38,720	$31,260	$78,670	$64,850
Operating profit	$5,550	$3,490	$11,470	$8,520
Operating profit as a % of sales	14.3%	11.2%	14.6%	13.1%

Industrial Specialties
Net sales	$47,070	$46,080	$91,510	$84,610
Operating profit	$9,860	$10,180	$18,270	$16,090
Operating profit as a % of sales	20.9%	22.1%	20.0%	19.0%

RV & Trailer Products
Net sales	$51,480	$52,320	$107,340	$108,160
Operating profit	$6,400	$6,820	$14,680	$15,300
Operating profit as a % of sales	12.4%	13.0%	13.7%	14.1%

Recreational Accessories
Net sales	$88,430	$90,050	$170,110	$174,860
Operating profit	$6,470	$3,660	$10,880	$7,460
Operating profit as a % of sales	7.3%	4.1%	6.4%	4.3%

Total Company - Continuing Operations
Net sales	$279,640	$269,580	$552,670	$529,550
Operating profit	$31,530	$29,200	$60,810	$54,240
Operating profit as a % of sales	11.3%	10.8%	11.0%	10.2%
Corporate expenses and management fees	$6,890	$4,250	$13,150	$9,870
Other Data - Continuing Operations:
- Depreciation and amortization	$9,660	$9,550	$18,950	$19,110
- Interest expense	$20,030	$18,710	$39,950	$36,950
- Other expense, net	$1,140	$2,760	$1,920	$3,850
- Income tax expense	$3,470	$2,830	$6,730	$4,930

About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has about 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.